SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
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                              Exchange Act of 1934

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                           RAMPART CAPITAL CORPORATION
                (Name of Registrant as specified in its Charter)

                                 NOT APPLICABLE
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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            RAMPART CAPITAL CORPORATION ANNOUNCES TRANSACTION TO TAKE
                              THE COMPANY PRIVATE

Houston, Texas, June 10, 2003 -- Rampart Capital Corporation ("Rampart" or the "Company") (AMEX: RAC) announced today that its board of directors approved a range of reverse stock splits as the initial step to take the company private. Once the reverse stock split is completed, Rampart plans to make application to have its common stock ("Common Stock") delisted from the American Stock Exchange ("AMEX") and terminate registration of the Common Stock under the Securities Exchange Act of 1934.

The Company's board of directors approved reverse split ratios of 1-for-45,000, 1-for-75,000 and 1-for-100,000, subject to shareholder approval, with the actual ratio selected being determined by the board of directors at the time of filing the appropriate charter amendments effecting the reverse split with the Secretary of State of the State of Texas. The reverse split ratio selected by the board will be designed to cash out all common shareholders holding less than one share after the split and to reduce the number of common shareholders after the split to two or possibly three. Rampart common shareholders holding less than one share after the split would receive $3.25 per pre-split share in lieu of receiving a fractional share. The closing price of the Common Stock reported by AMEX on June 9, 2003 was $1.35. The Company intends to provide the cash payment in lieu of a fractional share not only to record holders but also to persons who hold their common shares through brokers and other custodial record holders.

The remaining common shareholders after the split would include Charles W. Janke, the Company's Chief Executive Officer and a director, and J.H. Carpenter, the Company's Chief Operating Officer and a director, and would also include Charles F. Presley, the Company's Chief Financial Officer, if a split ratio can be selected that maintains the common stock interest of Mr. Presley but no others (except Messrs. Janke and Carpenter). If any record holder (other than Messrs. Janke, Carpenter, and Presley) remains after the initial reverse stock split, the Company intends to initiate a subsequent split to eliminate such holders at the same $3.25 per pre-split share.

The Company's board of directors approved the reverse split and related transactions based in part upon the unanimous recommendation of a special committee of the board of directors established to represent the interests of the minority common shareholders, as well as the opinion of the special committee's financial advisor that the cash price being paid to the minority common shareholders is fair from a financial point of view.

Currently, Mr. Janke beneficially owns 1,500,000 shares of Common Stock and Mr. Carpenter beneficially owns 760,000 shares of Common Stock, which shares together represent approximately 77.8% of Rampart's outstanding common shares. While the reverse stock split is subject to the approval of the Company's common shareholders, Messrs. Janke and Carpenter have indicated that they intend to vote their common shares for the approval of the reverse stock split, which shares are sufficient to approve the transaction. The Company will present the reverse split proposals at its annual meeting of shareholders and has set August 4, 2003 as the record date for purposes of determining the common shareholders entitled to vote at the annual meeting.

IMPORTANT LEGAL INFORMATION: INVESTORS AND COMMON SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE PROXY STATEMENT WILL BE FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION BY RAMPART, AND INVESTORS AND COMMON SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AND OTHER DOCUMENTS FILED WITH THE SEC BY RAMPART, AT THE SEC'S WEBSITE AT WWW.SEC.GOV. THE PROXY STATEMENT, AND OTHER DOCUMENTS FILED BY RAMPART, MAY ALSO BE OBTAINED FREE BY DIRECTING A REQUEST TO RAMPART CAPITAL CORPORATION AT 16401 COUNTRY CLUB DRIVE, CROSBY, TEXAS 77532, TELEPHONE NUMBER
(713) 223-4610. INVESTORS AND COMMON SHAREHOLDERS MAY OBTAIN A DETAILED LIST OF NAMES, AFFILIATIONS AND INTERESTS OF PARTICIPANTS IN THE SOLICITATION OF PROXIES OF RAMPART AT THE ADDRESS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE.

CONTACT:   RAMPART CAPITAL CORPORATION
           Chuck Janke, Jim Carpenter, Charles Presley & Eileen Fashoro at 713/223-4610


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